Exhibit 99.1

Mad Catz® Receives Notice of Noncompliance with NYSE MKT Continued Listing Standards

SAN DIEGO – February 23, 2017 – Mad Catz Interactive, Inc. (the “Company”) (NYSE MKT: MCZ), today announced that on February 20, 2017, it received notice from the NYSE MKT indicating that, based on the Company’s stockholders’ deficit of $2.7 million as reported in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2016, the Company is not in compliance with Sections 1003(a)(i) or 1003(a)(ii) of the NYSE MKT Company Guide (the “Company Guide”). Section 1003(a)(i) of the Company Guide requires a company that has had losses from continuing operations in two of its three most recent fiscal years to have at least $2.0 million of stockholders’ equity. Section 1003(a)(ii) of the Company Guide requires a company that has had losses from continuing operations in three of its four most recent fiscal years to have at least $4.0 million of stockholders’ equity. The Company is required to and expects to submit a plan to the NYSE MKT by March 22, 2017 advising of actions it has taken or intends to take to regain compliance with the continued listing standards by August 20, 2018. If the Company fails to submit a plan by the deadline, or if the Company’s plan is not accepted by the NYSE MTK or it fails to regain compliance by the deadline, the NYSE MKT may commence delisting procedures.

The Company’s common stock will remain listed on the NYSE MKT while it attempts to regain compliance with the above noted listing standards, subject to the Company’s compliance with other continued listing requirements. The Company’s common stock will continue to trade under the symbol “MCZ,” but will be included in the list of noncompliant issuers and an indicator will be disseminated with the Company’s symbol to indicate that it is not in compliance with the NYSE MKT’s listing standards. The NYSE MKT notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material agreements.

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming) and Tritton® (audio) brands. Mad Catz products cater to gamers across multiple platforms including in-home gaming consoles, handheld gaming consoles, Windows PC and Mac® computers, smart phones, tablets and other smart devices. Mad Catz distributes its products through many leading retailers around the globe. Headquartered in San Diego, California, Mad Catz maintains offices in Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com.

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Cautionary Note Regarding Forward-Looking Statements

Information in this press release that involves the Company's expectations, business prospects, plans, intentions or strategies regarding its future are forward-looking statements that are not facts and that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “seek,” “anticipate,” “plan,” “estimate,” “expect,” “believe” and “intend” and statements that an event or result “may,” “will,” “should,” “could” or “might” occur or be achieved and other similar expressions together with the negative of such expressions.  These forward-looking statements reflect management’s current beliefs and expectations and are based on information currently available to management, as well as its analysis made in light of its experience, perception of trends, current conditions, expected developments and other factors and assumptions believed to be reasonable and relevant in the circumstances. These assumptions include, but are not limited to, continuing demand by consumers for video game systems and accessories, the ability to maintain or extend our existing licenses, the ability to continue producing and selling our products in accordance with various intellectual property that might apply to said products, the continuance of timely and adequate supply from third party manufacturers and suppliers, the continued satisfaction of our obligations under our existing loan agreements and any future loan agreements we may obtain, the continual trading or quotation on a market exchange, and that the trading volume of the Company’s common stock will be sufficient to provide for an efficient trading market or whether quotes for the Company’s common stock may be blocked in the future. A further list and description of these and other factors, risks, uncertainties and other matters can be found in the Company's most recent annual report, and any subsequent quarterly reports, filed with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. Forward-looking statements are not guarantees of future performance or outcomes and actual results could differ materially from those expressed or implied by the forward-looking statements. We assume no obligation to update or alter such forward-looking statements whether as a result of new information, future events or otherwise except as required by law.

Mad Catz, and the Mad Catz logo are trademarks or registered trademarks of Mad Catz Interactive, Inc., its affiliates and/or subsidiary companies. All other marks are the property of their owners.

Mad Catz Communications:

Dave McKeon

Chief Financial Officer

dmckeon@madcatz.com or +1 (858) 790-5045

Investor Relations:

Joseph Jaffoni, Norberto Aja, Jim Leahy

JCIR

mcz@jcir.com or +1 (212) 835-8500